                                                                Exhibit 99.1

                     July 20, 2007

Caterpillar contact:
Rusty L. Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@CAT.com

FOR IMMEDIATE RELEASE

CAT FINANCIAL ANNOUNCES RECORD SECOND QUARTER 2007 RESULTS

NASHVILLE - Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $747 million, an increase of $71 million, or 11 percent, compared with the same quarter in 2006.  Second quarter profit after tax was a record $123 million, a $17 million, or 16 percent, increase over the second quarter of 2006.

Of the increase in revenues, $48 million resulted from the impact of higher interest rates on new and existing finance receivables, and $6 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets).  In addition, other revenues increased $17 million, primarily due to the absence of a $16 million write-off of a repossessed marine vessel that occurred in the second quarter of 2006.

On a pre-tax basis, profit was up $32 million, or 21 percent, compared with the second quarter of 2006.  The increase was principally due to an increase of $28 million in margin (wholesale, retail finance, operating lease and associated fee revenues less interest expense and depreciation on assets leased to others) and a $17 million increase in other revenue items offset by a $13 million increase in operating expenses. Of the increase in margin, $26 million was due to an improvement in net yield on average earning assets, and $2 million resulted from the growth in average earning assets over 2006 of $252 million.

New retail financing was a record $3.65 billion, an increase of $452 million, or 14 percent, from the second quarter of 2006.  The increase was the result of increased new retail financing, primarily in our Diversified Services, Europe and Asia-Pacific operating segments.

  Past dues over 30 days at June 30, 2007 were 2.09 percent compared to 1.70 percent at June 30, 2006, due primarily to the softening of the U.S. housing industry.  Write-offs, net of recoveries, were $12 million for both second quarters of 2007 and 2006. Although past dues reflect an increasing trend over the prior year, it is in line with management’s expectations through second quarter 2007.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, "The results reflect the strength of Team Caterpillar Financial in the diverse industries we support. We continue to focus on execution of our strategy, and these results demonstrate we are succeeding."

For more than 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, Latin America and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2007 VS. SECOND QUARTER 2006
(ENDING JUNE 30)
(Millions of dollars)

	2007	2006	CHANGE
Revenues	$747	$676	11%
Profit Before Tax	$187	$155	21%
Profit After Tax	$123	$106	16%
New Retail Financing	$3,653	$3,201	14%
Total Assets	$27,616	$27,270	1%

SIX MONTHS 2007 VS. SIX MONTHS 2006
(ENDING JUNE 30)
(Millions of dollars)

	2007	2006	CHANGE
Revenues	$1,460	$1,333	10%
Profit Before Tax	$369	$328	13%
Profit After Tax	$248	$224	11%
New Retail Financing	$6,397	$5,826	10%